Exhibit 99.1

Mobiquity Technologies Issues January Update Letter

CEO Dean Julia Discusses Start of Year Growth

NEW YORK, January 31, 2019 (PR NEWSWIRE) -- Mobiquity Technologies, Inc. (OTCQB: MOBQ), a company providing mobile first, next generation, Software-as-a-Service (SaaS) products for data and advertising released the following shareholder letter from its CEO, Dean Julia:

Dear Shareholders,

One month into the new year and following the completion of our merger with Advangelists (www.advangelists.com), we have made several inroads toward achieving our growth goals for 2019.

First and foremost, we have acquired 11 new clients and saw topline revenue (unaudited) grow greater than ten-fold over the same period last year. Of greater significance is that these new clients represent a balanced cross section of our product portfolio, with SaaS/White Label, Managed Advertiser Services, and direct Advertisers all increasing at rates above expectations.

To support our growth and maniacal focus on technical excellence, we have made several strategic new hires in business development, sales, strategy, and product development. I am look forward to making their formal announcements in coming weeks.

We recently announced AdCop™, a new product designed to fight growing advertising fraud throughout the Industry. The launch coincided with a free fraud monitoring program, receiving considerable interest across the programmatic advertising ecosystem. (https://adcop.advangelists.com)

This week we hosted our first Tech Summit in New York City. The summit brought together our all of our technology experts, product leads and developers to share their roadmaps and planned integrations for the first half of 2019. It has been an inspiring 4 days of focus and planning.

I am highly confident in the future of our company and look forward to sharing our growth in the coming months.

Regards,

Dean Julia, CEO

About Mobiquity Technologies (www.mobiquitytechnologies.com)

Mobiquity Technologies, Inc. (OTCQB: MOBQ), is a mobile first, next generation, software-as-a-Service (SaaS) company for data and advertising. Through the Advangelists platform (www.advangelists.com), the company provides programmatic advertising technologies and precise mobile data insights on consumer behavior. We believe that advertising should be an amalgamation of great features, great usability and should have all the tools you need in one single platform.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes of competition, possible loss of customers, and the company’s ability to attract and retain key personnel.

For more information email: press@mobiquitytechnologies.com

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